Exhibit 10.1

ULTA BEAUTY, INC.

AMENDED AND RESTATED 2011 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT – Performance Shares

Ulta Beauty, Inc. (the “Company”) pursuant to the Ulta Beauty, Inc. Amended and Restated 2011 Incentive Award Plan (the “Plan”) hereby grants the following individual the right to earn Restricted Stock Units (each, an “RSU”), subject to the requirements set forth herein and in the Plan. Each RSU earned entitles the Holder to receive an equal number of shares of common stock, par value $0.01 per share (“Shares”) at settlement, as described herein.

Grant:

Holder	Name: Address: Location:
Grant Date
Exercise Price per Share
Target Number of RSUs Granted (“Target Award”)

Performance Conditions:

Performance Period	[ADD PERFORMANCE PERIOD]
Earning of RSUs and Vesting Date

The RSUs are earned (or not) and become “Vesting Eligible RSUs”) based on achievement relative to the performance goals and the formulas set forth on Exhibit A to this Award Agreement. To the extent that the performance goals are met, then any Vesting Eligible RSUs (and any earned Dividend Equivalents thereon) shall be paid to the Holder on [ADD VESTING DATE] (the “Vesting Date”), provided the Holder has not incurred a Termination of Service prior to the Vesting Date (except as otherwise provided in Exhibit A).

Unless otherwise defined herein, capitalized terms shall have the same meanings set forth in the Plan.

1.Determination of Earned RSUs. The number of Performance Units granted, represents a target number of shares that may be earned based upon satisfaction of the target Performance Goal(s) as set forth on Exhibit A (the “Target Award”). The actual number of RSUs earned (“Vesting Eligible RSUs”) may be greater or less than the Target Award, or even zero and will be determined based on the Company's actual performance level achieved according to the formulas set forth on Exhibit A. All RSUs that do not become Vesting Eligible RSUs shall be forfeited. Once the performance conditions for becoming Vesting Eligible RSUs are satisfied, such Vesting Eligible RSUs remain subject forfeiture until RSUs become “Vested RSUs” on the Vesting Date, unless otherwise provided on Exhibit A.
2.Limits on Transfer. Holder may not sell, pledge, transfer, subject to lien, assign or otherwise hypothecate the RSUs unless and until the RSUs become Vested RSUs, and all other terms and conditions set forth herein and in the Plan have been satisfied. Any attempt to do so contrary to the provisions of this Award Agreement shall be null and void.
3.Non-Compete, Non-Solicitation and Confidential Information. The grant of the RSUs is subject to Holder either consenting to or having already consented to and abiding by the terms of the Confidential Information & Protective Covenants Agreement.
4.Forfeiture. Unless otherwise provided in Exhibit A, the RSUs shall be forfeited upon the Holder’s Termination of Service with the Company or if Holder violates the Confidential Information & Protective Covenants Agreement prior to the Vesting Date, whether or not such RSUs were otherwise Vesting Eligible RSUs.
5.Settlement and Payment of RSUs. Unless an earlier date is required in Exhibit A, the Company will deliver to Holder the number of Shares equal to the Vested RSUs as on the Vesting Date. The Company shall deliver the Shares electronically into a brokerage account designated by Holder and shall not be required to deliver actual physical Share certificates. The issuance of Shares in settlement of vested RSUs will be subject to tax withholding, as provided below.
6.Withholding. The Company has the authority to deduct or withhold, or require Holder to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign withholding taxes with respect to the Shares issued in settlement of vested RSUs. A Holder may elect to satisfy his tax obligation, in whole or in part: (i) with the consent of the Company, by surrendering Shares or having the Company withhold Shares otherwise issuable under this Award Agreement, in each case with a Fair Market Value on the date of such surrender or withholding equal to the minimum amount of the tax withholding obligation or (ii) by payment in cash or check. Notwithstanding anything to the contrary herein, if the Holder made no such election or the tax obligation arises during a period in which the Holder is prohibited from trading under any policy of the Company or by reason of the Securities Exchange Act of 1934, then the tax withholding obligation shall automatically be satisfied by the Company withholding Shares having a Fair Market Value equal to the minimum amount of the tax withholding obligation. No Shares will be delivered to Holder in settlement of vested RSUs under Section 5 unless and until all tax withholding obligations have been satisfied.
7.Rights as Stockholder. The RSUs awarded under this Award Agreement do not confer upon Holder any rights as a stockholder, including but not limited to any right to vote or receive dividends. To the extent that dividends are paid on Shares, Holder shall be entitled to receive with respect to the RSUs, dividend equivalent amounts equal to the regular cash dividend payable to holders of Shares (to the extent regular cash dividends are paid) as if Holder were an actual shareholder with respect to the number of Shares equal to his outstanding RSUs (the “Dividend Equivalents”). Holder’s rights to Dividend Equivalents shall cease upon forfeiture or payment of the RSUs. The aggregate amount of such Dividend Equivalents shall be held by the Company, without interest thereon, and paid to Holder as of the next payroll period after the RSUs are settled as provided in Section 5. Any Dividend Equivalents held by the Company on RSUs which do not become Vested RSUs shall be forfeited and retained by the Company.
8.Employment. This Award Agreement does not constitute a contract of employment, and does not confer upon Holder the right to be retained in the employ of the Company or any Subsidiary. In addition, nothing in the Plan or this Award Agreement shall be interpreted to interfere with or limit in any way the right of the Company to terminate Holder’s employment or services at any time.
9.No Additional Rights. Participation in the Plan is voluntary. The value of the RSUs is an extraordinary item that is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in such plans. Rather, the awarding of the RSUs under the Plan represents a mere investment.
10.Limitations on Plan Rights. The RSUs are granted under and governed by the terms and conditions of the Plan. By acceptance of the RSUs, Holder acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the RSUs under the Plan is a one-time benefit and does not create any contractual or other rights in Holder to receive a grant of stock or benefits in lieu of RSUs in the future. Future grants of RSUs, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of RSUs, and vesting provisions. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. By acceptance of the Restricted Stock Unit Award, Holder consents to the provisions of the Plan and this Award Agreement.
11.Clawback. Notwithstanding anything contained in the Award Agreement to the contrary, all RSUs subject this Award Agreement, and any Shares issued upon settlement hereunder shall be subject to forfeiture, or repayment pursuant to the terms of the Company’s Senior Leadership Clawback Policy or any other policy that the Company may implement in compliance with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

COMPANY:

ULTA BEAUTY, INC., a Delaware corporation

By:

Name: Jeffrey Childs

Title: Chief Human Resources Officer

EXHIBIT A

PERFORMANCE VESTING

Defined terms used in this Exhibit A that are not otherwise defined in the Award Agreement or the Plan have the meanings given to such terms in this Exhibit A, including Section 5 below.

1. Vesting Eligible RSUs.Except as provided in Sections 2 or 3 below, the number of RSUs in which Holder shall be eligible to vest (the “Vesting Eligible RSUs”) shall be determined according to the following formula:
(a)((Target Award x 50%) x 50% x First EBT Payout Percentage) + ((Target Award x 50%) x First Revenue Payout Percentage) = “First Vesting Eligible RSUs”
(b)((Target Award x 50%) x 50% Second EBT Payout Percentage) + ((Target Award x 50%) x Second Revenue Payout Percentage) = “Second Vesting Eligible RSUs”
(c)“Vesting Eligible RSUs” = First Vesting Eligible RSUs + the Second Vesting Eligible RSUs, but in no event will the Vesting Eligible RSUs exceed the Target Award if the TSR for the Performance Period is zero or negative.

The Committee shall have the sole authority and discretion to determine the Vesting Eligible RSUs at the end of the Performance Period based on the Company’s achievement of EBT, Revenue and TSR goals, and to adjust the performance goals or actual achievement against the goals as provided in the Plan. No RSUs will become Vesting Eligible RSUs until the date the Committee determines and certifies the level of achievement. All RSUs that do not become Vesting Eligible RSUs will be forfeited.

2.Death or Disability. Notwithstanding Section 1 in the event of the Holder’s death or Disability during the Performance Period (a “Qualifying Termination”), then the Vesting Eligible RSUs shall equal:
(a)if such Qualifying Termination occurs prior to the end of the Company’s FY2021, then a prorated portion of the Target Award based on the number of days elapsed in the Performance Period through the Holder’s Termination of Service;
(b)if such Qualifying Termination occurs during the Company’s FY2022 then the sum of (i) the First Vesting Eligible RSUs and (ii) 50% of the Target Award, with such amount prorated based on the number of days elapsed in the Performance Period through the Holder’s Termination of Service; and
(c)if such Qualifying Termination occurs following the end of FY2022 but prior to the Vesting Date, then the sum of the First Vesting Eligible RSUs and the Second Vesting Eligible RSUs, with such amount prorated based on the number of days elapsed in the Performance Period through the Holder’s Termination of Service;
(d)Provided, however, if the Company’s TSR as of the date of the Qualifying Termination is negative, the Vesting Eligible RSUs shall not exceed the Target Award.
3.Change in Control. Upon a Change in Control the Performance Period shall terminate and the number of Vesting Eligible RSUs shall equal the greater of (1) the Target Award and (2) the number of RSUs that would be Vesting Eligible RSUs applying the formula in Section 1 based on actual performance through the Change in Control; provided that if the Company’s TSR as of the date of the Change in Control is negative, the Vesting Eligible RSUs shall not exceed the Target Award.
4.Vesting and Settlement Date. Except as otherwise provided in this Section the Vesting Eligible RSUs will vest and be payable on the Vesting Date, provided the Holder has not incurred a Termination of Service prior to the Vesting Date. Notwithstanding the foregoing in the event of the Holder’s death or Disability or termination without Cause during Performance Period but within the twelve (12) month period following a Change in Control, then the

Vesting Eligible RSUs shall vest upon such Termination of Service and will become payable and settled as soon as practicable following the Holder’s Termination of Service, but no later than March 15 of the year following the year in which the Holder’s Termination of Service occurs.
5.Definitions. For purposes of this Award Agreement, the following terms shall have the meanings given below:
(a)“Cause” shall mean, as determined in the sole discretion of the Administrator, the Holder’s (i) commission of a felony; (ii) dishonesty or misrepresentation involving the Company; (iii) serious misconduct in the performance or non-performance of his or her responsibilities to the Company (e.g., gross negligence, willful misconduct, gross insubordination or unethical conduct) or (iv) violation of any material condition of employment if Holder is an employee of the Company.
(b)“Disability” means that the Holder qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time.
(c)“EBT” shall mean the operating earnings of the Company for such fiscal year as reported in the Company’s publicly filed financial statements.
(d)“Final Stock Price” means the Company’s 20-trading day average closing stock price on its principal stock exchange through and including the last trading-day of the Performance Period.
(e)“First EBT Payout Percentage” shall be the percentage determined pursuant to the Payout Chart for the level of achievement of Company’s FY2021 EBT.
(f)“First Revenue Payout Percentage” shall be the percentage determined pursuant to the Payout Chart for the level of achievement of the Company’s FY2021 Revenue.
(g)“Payout Chart” means the following with performance between levels interpolated linearly:
	Below Threshold	Threshold	Target	Maximum
EBT Achievement	Less than 89% Budget	89% of Budget	Budget	110% of Budget
	0%	50%	100%	200%
Revenue Achievement	Less than 89% Budget	89% of Budget	Budget	107% of Budget
Payout Percentage	0%	50%	100%	170%

(h)“Revenue” for any fiscal year shall mean the annual revenue of the Company for such fiscal year as reported in the Company’s publicly filed financial statements.
(i) “Second EBT Payout Percentage” shall be the percentage determined pursuant to the Payout Chart for the level of achievement of Company’s FY2022 EBT.
(j)“Second Revenue Payout Percentage” shall be the percentage determined pursuant to the Payout Chart for the level of achievement of the Company’s FY2022 Revenue.
(k)“TSR” shall mean the quotient obtained by dividing Company’s Final Stock Price, plus per share dividends paid during the Performance Period (assuming reinvestment in the Company’s common stock as of the applicable ex-dividend date), less $[ ⚫ ], divided by (ii) $[ ⚫ ].